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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        DIGITAL TELEVISION SERVICES, INC.
                        (as amended as of April 27, 1998)

         FIRST: The name of this corporation is Digital Television Services, Inc. (hereinafter referred to as the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is THE CORPORATION TRUST COMPANY.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which the Corporation may be organized under the General Corporation Law of the State of Delaware.

         The purpose specified in the foregoing paragraph shall in no way be limited or restricted by the reference to, or inference from, the terms of any provision in this Certificate of Incorporation.

         The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect the foregoing purpose, including the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

         FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is two thousand (2,000) shares, of which one thousand (1,000) shares shall be designated common stock, par value $.01 per share (the "Common Stock"), and one thousand (1,000) shares shall be designated preferred stock, par value $.01 per share (the "Preferred Stock").

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

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         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

         (h) Any other relative rights, preferences and limitations of that series.

         Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

         If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: The private property of the stockholders of the Corporation shall not be subject to the payment of the corporate debts to any extent whatsoever.

         SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the directors and stockholders:

         (1) Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

         (2) The Board of Directors shall have power without the assent or vote of the stockholders:

             (a) To make, alter, amend, change, add to or repeal the bylaws of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends; and

             (b) To determine from time to time whether, and to what extent, and at what time and places, and under what conditions and regulation, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders.

         (3) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the General Corporation Law of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time adopted by the stockholders; provided, however, that no bylaw so adopted shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

         EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of Delaware, as now or hereafter in effect, indemnify all persons whom it may indemnify under such provisions. The indemnification provided by this Article EIGHTH shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the bylaws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or others.

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         The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware as the same may be amended or supplemented. Except as specifically required by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred upon stockholders, directors, and officers herein are granted subject to this reservation.


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